Exhibit 99.1

RESTORATION HARDWARE, INC. REPORTS FOURTH QUARTER AND

RECORD FISCAL 2006 FINANCIAL RESULTS

Record Sales and Earnings for Fiscal 2006:

•	Full Year Net Revenue Increases 23% to $712.8 million

•	Operating Margins Improve 130 Basis Points

Corte Madera, Calif., April 4, 2007 – Restoration Hardware, Inc. (Nasdaq:RSTO) today announced financial results for the fourteen and fifty-three week periods ended February 3, 2007. Fiscal 2006 had 53 weeks versus 52 weeks in fiscal 2005. Net revenues for the fourth quarter and fiscal year include this additional week; however, comparable store sales calculations exclude the 53rd week.

For the fourteen weeks ended February 3, 2007, net revenue increased 27 percent to $243.0 million compared to $191.0 million in the thirteen-week period ended January 28, 2006. Direct-to-customer revenue increased 59 percent and comparable store sales rose 9.1 percent.

Fourth quarter income from operations improved to $15.7 million compared to $14.4 million in the year ago period. Fourth quarter 2006 results include a non-cash charge of $0.9 million associated with the expensing of stock options from the adoption of SFAS 123R and $1.3 million for costs associated with the Company’s incentive compensation program; results from the year ago period did not include SFAS 123R or incentive compensation expenses. Earnings before interest, taxes, depreciation and amortization (EBITDA) increased to $21.4 million compared to $19.7 million in the fourth quarter of 2005. Net income per fully diluted share in the fourth quarter of 2006 was $0.34, including a non-cash charge of $0.02 associated with the expensing of stock options under SFAS 123R. In the year ago period, the Company reported a net loss of $0.52 per fully-diluted share, including a non-cash charge of $0.74 per share for a valuation allowance established against the Company’s net deferred tax assets.

Net revenue for the 53-week period increased 23 percent to $712.8 million versus $581.7 million in the 52-week period ended January 28, 2006. Direct-to-customer revenue rose 52 percent and comparable store sales rose 5.8 percent.

Income from operations in fiscal 2006 improved significantly to $10.6 million versus $0.9 million last year. Fiscal 2006 results include a non-cash charge of $3.4 million associated with the expensing of stock options from the adoption of SFAS 123R and $0.6 million related to a stock-based compensation charge recorded in the second quarter. Earnings before interest, taxes, depreciation and amortization (EBITDA) rose to $32.3 million compared to $20.5 million in fiscal 2005. Net income for the 53-week period came in at $0.08 per fully-diluted share, including a non-cash charge of $0.08 associated with the expensing of stock options required under SFAS 123R and $0.02 related to the stock-based compensation charge recorded in the second quarter. In fiscal 2005, the Company reported a net loss of $0.83 per fully-diluted share, which included a non-cash charge of $0.74 for a valuation allowance established against the Company’s net deferred tax assets.

“Our results for fiscal 2006 represent a significant improvement over last year and a record for the Company,” stated Gary Friedman, President, Chief Executive Officer and Chairman. “I am pleased with the range of our accomplishments this past year as we continued our work to position Restoration Hardware as the premium home furnishings brand in the marketplace. We enhanced our core brand, introduced new category extensions in the form of the Restoration Hardware Outdoor and Gift catalogs, and launched our first new concept, Brocade Home. Additionally, we initiated a comprehensive program to develop a best in class supply chain over the next several years.”

“We have a number of growth initiatives in place for Spring 2007 that are designed to leverage our multi-channel marketing platform,” said Mr. Friedman. “We have completely redesigned our catalogs in an effort to showcase the quality and dominance of our assortment and to further differentiate our brand in the marketplace. Additionally, we are increasing the penetration of Outdoor across our business, including increasing the page count in the Restoration Hardware Outdoor catalog, and expanding the assortment in our retail stores and online.”

“We are looking forward to the April launch of our third category extension, the Restoration Hardware Bed & Bath catalog. We believe this innovative new catalog offers the most comprehensive and well-designed collection of bath fittings and bed linens in the marketplace. Importantly, our increased presence in this category will further establish Restoration Hardware as the authority in this strategically important classification. In addition, we are currently working on the development of Restoration Hardware Kids, a premium positioned line of children’s home furnishings, which is scheduled to debut as a catalog and web site in the Spring of 2008. We are also continuing to build our new fashion home brand, Brocade Home, which premiered last Fall and has met with positive initial response. Most recently, we launched an interactive web site, www.brocadehome.com.”

Outlook and Guidance

“We are currently operating in a challenging home furnishings environment,” Mr. Friedman continued. “That said, we remain very confident about our prospects for 2007 and the long-term as we execute our strategies to position the Company for profitable and sustainable growth. Our multi-channel growth plans will continue to fuel strong top line performance and improved operating margins. In addition, we are targeting the majority of our capital and other resources against new operational systems and processes that we expect will enhance customer service and ultimately drive substantial cost savings. Our team is focused on increasing operating margins through productivity improvements, cost reduction efforts, and product margin expansion. While we believe the difficult operating environment will continue to pressure our margins for the foreseeable future, we have a number of growth and infrastructure investments occurring in the first and second quarters of fiscal 2007 that are expected to benefit earnings in the second half of the year. For the full year, we expect to generate total revenue growth of 11% to 14% and operating margins in the range of 2.0% to 2.3%.”

Mr. Friedman concluded, “Looking forward, we expect to generate sales growth of 10% to 15% annually and expand our operating margins substantially. By 2009, our goal is to reach $1 billion in sales with operating margins in the range of 4% to 5%. As we pursue our operating and growth strategies, our business will become increasingly driven by direct-to-customer transactions. This transformation is the result of our multi-channel merchandising and marketing strategies — and the multi-channel infrastructure we are building — that are designed to drive total revenue growth and operating efficiencies rather than individual segment or channel growth. To that end, we have made the decision to change our policy with respect to providing certain financial metrics and guidance, including comparable store sales results. Because they do not effectively capture the underlying performance of our multi-channel business, we will no longer guide or report comparable store sales. Additionally, we are redefining other key metrics to be more closely aligned with our operating philosophy and decision-making processes, and expect to provide a more detailed presentation of our new policy when we report our first quarter 2007 financial results. We will review the transformation of our business model in more detail during our conference call today.”

The Company provides the following guidance for the full year of fiscal 2007 (52 weeks against last year’s 53 week year):

•	Total revenues in the range of $790 million to $815 million, an increase of approximately 11% to 14% over fiscal 2006

•	Operating margins in the range of 2.0 to 2.3 percent

•	Earnings before interest, taxes, depreciation & amortization (EBITDA) in the range of $39 million to $42 million

•	Interest expense in the range of $8.5 million to $9.0 million

•	Effective annual tax rate of 40 percent, which is expected entirely as a result of taxes that will be booked in the fourth quarter

•	The weighted average diluted share count is estimated at approximately 40 million shares

•	Inventory increase in the range of 10 to 12 percent over fiscal 2006 year end

•	Capital expenditures in the range of $15 million to $18 million

•	EPS in the range of $0.10 to $0.15 per share

The Company provides the following guidance for the first quarter of fiscal 2007:

•	Total revenues in the range of $145 million to $150 million, an increase of approximately 9% to 12% over fiscal 2006 first quarter

•	Operating margins in the range of -3.5 to -4.5 percent

•	Earnings before interest, taxes, depreciation & amortization (EBITDA) in the range of -$1.0 million to $0.2 million

•	Interest expense of approximately $2.0 million

•	Effective tax rate of close to zero

•	The weighted average share count is estimated at approximately 39 million shares

•	Inventory increase in the range of 10 to 12 percent over fiscal 2006 first quarter

•	EPS in the range of -$0.19 to -$0.22 per share

The Company provides the following guidance for the second quarter of fiscal 2007:

•	Total revenues in the range of $198 million to $205 million, an increase of approximately 10% to 14% over fiscal 2006 second quarter

•	Operating margins in the range of 1.0 to 2.0 percent

•	Earnings before interest, taxes, depreciation & amortization (EBITDA) in the range of $7.5 million to $9.6 million

•	Interest expense in the range of $2.1 million to $2.3 million

•	Effective tax rate of close to zero

•	The weighted average share count is estimated at approximately 39 million shares

•	Inventory increase in the range of 20 to 25 percent over fiscal 2006 second quarter

•	EPS in the range of -$0.01 to $0.05 per share

The Company will provide additional commentary regarding its business operations and strategy, including a webcast slide presentation, during its conference call scheduled for 5:00 p.m. eastern time today, April 4, 2007. The call will be hosted by Gary Friedman, Chairman, Chief Executive Officer and President, and Chris Newman, Chief Financial Officer. The conference call and accompanying slide presentation will be available through a live audio webcast at www.restorationhardware.com under “investor relations”. A replay will be archived on the Restoration Hardware web site the same day beginning at approximately 7:00 p.m. eastern time. The call can also be accessed by dialing 800-896-8445 or at www.videonewswire.com/event.asp?id=38748. A telephone replay will be available at 800-839-2670 until April 11, 2007.

Non-GAAP Financial Measures

This release makes reference to certain financial measures that are non-GAAP, including (i) the non-cash charge of $0.02 per share associated with stock-based compensation expenses in the fourth quarter of fiscal 2006, (ii) the non-cash charge of $0.74 per share related to the valuation reserve against the Company’s net deferred tax assets in the fourth quarter of fiscal 2005, (iii) the non-cash charge of $0.08 per share associated with stock-based compensation expenses for the full year of fiscal 2006, (iv) the non-cash charge of $0.02 per share associated with the stock-based compensation charge recorded in the second quarter of fiscal 2006, (v) EBITDA for the fourth quarter of fiscal 2006 of $21.4 million as compared to $19.7 million in the same period in fiscal 2005, (vi) EBITDA for the full year of fiscal 2006 of $32.3 million as compared to $20.5 million in the full year of fiscal 2005, (vii) EBITDA guidance for the first quarter of fiscal 2007 of between -$1.0 million and $0.2 million (viii) EBITDA guidance for the second quarter of fiscal 2007 of between $7.5 million and $9.6 million and (ix) EBITDA guidance for the full year of fiscal 2007 of between $39 million and $42 million.

The Company believes that the use of these non-GAAP financial measures allows management and investors to evaluate and compare the Company’s operating results in a more meaningful and consistent manner. EBITDA is a widely used financial metric to assess cash flow. “EBITDA” consists of earnings before interest, taxes, depreciation and amortization. These non-GAAP measures should be considered as a supplement to and not as a substitute for or superior to, GAAP. With respect to EBITDA, the most closely analogous GAAP financial measure is net (loss) income for the applicable period. With respect to the other non-GAAP financial measures described above, the most closely analogous GAAP financial measure is the Company’s net (loss) income per share for the applicable period.

A table setting forth a reconciliation of EBITDA to net (loss) income is set forth below (in millions).

	Q4 14 weeks ended 2/3/07	Q4 13 weeks ended 1/28/06	53 weeks ended 2/3/07	52 weeks ended 1/28/06
Net income (loss): GAAP	$13.6	$(19.5)	$3.3	$(29.3)
Add: Interest expense	2.0	1.2	7.2	4.0
Add: Income tax expense	0.1	32.7	0.1	26.2
Add: Depreciation and amortization expense	5.7	5.3	21.7	19.6

Earnings before interest, taxes, depreciation and amortization (EBITDA): Non-GAAP	$21.4	$19.7	$32.3	$20.5

	13 weeks ending 4/5/07 (Projected)		Q2 13 weeks ending 8/4/07 (Projected)		52 weeks ending 2/2/08 (Projected)
	Low end of range	High end of range	Low end of range	High end of range	Low end of range	High end of range
Net income (loss): GAAP	$(8.6)	$(7.4)	$(0.4)	$1.9	$4.1	$6.1
Add: Interest expense	2.0	2.0	2.3	2.1	9.0	8.5
Add: Income tax expense	0.1	0.1	0.1	0.1	2.7	4.1
Add: Depreciation and amortization expense	5.5	5.5	5.5	5.5	23.1	23.1

Earnings before interest, taxes, depreciation and amortization (EBITDA): Non-GAAP	$(1.0)	$0.2	$7.5	$9.6	$38.9	$41.8

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements that involve known and unknown risks. Such forward-looking statements include, without limitation, statements concerning or relating to the Company’s prospects for fiscal 2007 and the long term, the Company’s guidance for the full year of fiscal 2007 and the first and quarters of fiscal 2007, including but not limited to total revenues and EBITDA, increasing penetration of the Restoration Hardware Outdoor across the Company’s business, including increasing the page count in the Outdoor catalog and expanding the assortment in retail stores and online, the launch of the Company’s Bed & Bath catalog, the development of Restoration Hardware Kids and the timing of its launch, the continued development of Brocade Home, the Company’s program to develop a best in class supply chain, the benefits of the Company’s multi-channel growth plans, the Company’s use of capital and other resources in current and future periods, the benefit to the Company’s earnings in the second half of fiscal 2007 of growth and infrastructure investments occurring in the first and second quarters of fiscal 2007, the Company’s expected total revenue growth and operating margins for fiscal 2007, the future size of the Company, the Company’s expected annual sales growth and the expansion of operating margins in future periods, the Company’s goals for sales and operating margins in future periods, and other statements containing words such as “expects” and words of similar import or statements of management’s opinion. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, including financial results, market performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to, customer reactions to the Company’s current and anticipated merchandising and marketing programs and strategies, timely introduction and customer acceptance of the Company’s merchandise, positive customer reaction to the Company’s catalog and Internet offerings, revised product mix, prototype stores and core businesses, timely and effective sourcing of the Company’s merchandise from its foreign and domestic vendors and delivery of merchandise through its supply chain to its stores and customers, effective inventory and catalog management, actual achievement of cost savings and improvements to operating efficiencies, effective sales performance, in particular during the holiday selling season, the actual impact of key personnel of the Company on the development and execution of the Company’s strategies, changes in investor perceptions of the Company, fluctuations in comparable store sales, limitations resulting from restrictive covenants in the Company’s credit facility, changes in economic or business conditions in general, changes in political conditions in the United States and abroad in general, changes in product supply, changes in the competitive environment in which the Company operates, changes in the Company’s management information needs, changes in customer needs and expectations, governmental actions and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including its recent filings on Forms 10-K, 10-Q and 8-K, including, but not limited to, those described in the Company’s Form 10-Q for the quarter ended October 28, 2006, in Part I, Item 2 thereof (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”), in Part I, Item 4 thereof (“Controls and Procedures”), and in Part II, Item 1A thereof (“Risk Factors”). Guidance offered by the Company represents a point-in-time estimate made by management of the Company. The Company undertakes no obligation to update any guidance or any other forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

RESTORATION HARDWARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share and store data)

	14 weeks ended		13 weeks ended
	2/3/07	% of Net Revenue	1/28/06	% of Net Revenue
Retail net revenue	$166,638	68.6%	$142,834	74.8%
Direct-to-customer net revenue	76,376	31.4%	48,175	25.2%

Total net revenue	243,014	100.0%	191,009	100.0%

Cost of revenue and occupancy	151,280	62.2%	116,881	61.2%

Gross profit	91,734	37.8%	74,128	38.8%

Selling, general and administrative expense	76,041	31.3%	59,744	31.3%

Income (loss) from operations	15,693	6.5%	14,384	7.5%

Interest expense, net	(1,951)	(0.8%)	(1,227)	(0.6%)

Income (loss) before income taxes	13,742	5.7%	13,157	6.9%

Income tax benefit	(105)	0.1%	(32,679)	(17.1%)

Net income (loss)	$13,637	5.6%	$(19,522)	(10.2%)

Income (loss) per share, basic	$0.35		$(0.52)

Income (loss) per common share, diluted	$0.34		$(0.52)

Weighted average shares outstanding, basic	38,728		37,747

diluted	39,933		37,747

Comparable store sales growth (decline)	9.1%		(5.5%)
Stores open at end of period	103		103
Store selling square footage at end of period	688,710		685,672

RESTORATION HARDWARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share and store data)

	53 weeks ended		52 weeks ended
	2/3/07	% of Net Revenue	1/28/06	% of Net Revenue
Retail net revenue	$469,185	65.8%	$421,666	72.5%
Direct-to-customer net revenue	243,625	34.2%	159,991	27.5%

Total net revenue	712,810	100.0%	581,657	100.0%

Cost of revenue and occupancy	463,105	65.0%	384,244	66.1%

Gross profit	249,705	35.0%	197,413	33.9%

Selling, general and administrative expense	239,077	33.5%	196,469	33.7%

Income (loss) from operations	10,628	1.5%	944	0.2%

Interest expense, net	(7,233)	(1.0)%	(4,050)	(0.7)%

Income (loss) before income taxes	3,395	0.5%	(3,106)	(0.5)%

Income tax (expense) benefit	(143)	0.0%	(26,201)	(4.5)%

Net income (loss)	$3,252	0.5%	$(29,307)	(5.0)%

Income (loss) per share, basic	$0.09		$(0.83)

Income (loss) per common share, diluted	$0.08		$(0.83)

Weighted average shares outstanding, basic and diluted	38,184		35,441

diluted	39,221		35,441

Comparable store sales growth	5.8%		(0.3)%
Retail stores open at end of period	103		103
Total selling square footage at end of period	688,710		685,672

RESTORATION HARDWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	2/3/07	1/28/06
ASSETS
Current assets:
Cash and cash equivalents	$1,461	$1,990
Accounts receivable	7,164	5,884
Merchandise inventories	192,805	158,647
Prepaid expense and other current assets	18,984	9,590

Total current assets	$220,414	$176,111

Property and equipment, net	87,961	92,360
Goodwill	4,560	4,560
Deferred tax assets, net	1,911	—
Other assets	1,521	1,237

Total assets	$316,367	$274,268

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$79,340	$62,818
Deferred revenue and customer deposits	9,556	8,304
Deferred tax liabilities, net	1,357	—
Other current liabilities	20,335	17,506

Total current liabilities	110,588	88,628

Long-term debt, net of issuance costs	68,384	58,126
Deferred lease incentives	23,515	27,465
Deferred rent	19,998	19,866
Other long-term obligations	1,774	51

Total liabilities	224,259	194,136

Stockholders equity:
Common stock	4	4
Additional paid-in capital	178,176	169,187
Accumulated other comprehensive income	745	1,010
Accumulated deficit	(86,817)	(90,069)

Total stockholders’ equity	92,108	80,132

Total liabilities and stockholders’ equity	$316,367	$274,268